Exhibit 99.1

Exhibit 99.1

Contango ORE, Inc. Strengthens Its Management Team with the Addition of Rick Van Nieuwenhuyse as President and CEO

HOUSTON--(BUSINESS WIRE)--January 6, 2020--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) announced today the addition of Rick Van Nieuwenhuyse as President and CEO to its executive management team. Brad Juneau will continue to be active in the company as Executive Chairman, working with Rick to grow the company and add value for shareholders into the future. Rick has had an extensive and successful career in the mining industry and has been directly involved in the discovery and subsequent advancement of two of Alaska’s largest gold and copper discoveries over the past 20 years – the 40 million ounce Donlin Gold project and the Arctic and Bornite polymetallic deposits. In 1998, he formed NovaGold and acquired the Donlin Gold project and subsequently led the team that made the gold discovery there. In 2011, NovaGold spun out its Upper Kobuk Minerals Projects located in the Ambler Mining District to shareholders as Trilogy Metals. Over the past eight years, Trilogy Metals has discovered over eight billion pounds of copper, three billion pounds of zinc and over one million ounces of gold equivalent. Under Rick’s leadership, both NovaGold and Trilogy are known for having formed strong partnerships with Alaska Native Corporations. Also, both projects are the result of successful partnerships with major mining companies that were brought in as development partners. The Donlin and Ambler projects are currently in the advanced stages of permitting and feasibility.

Brad Juneau, the Company’s Chairman, commented, “I have known Rick for several years, and followed his success with admiration. We are extremely pleased that he has agreed to join our company as President and CEO and are confident that his proven leadership will enable him to provide Contango with a level of expertise we simply have not previously enjoyed. His experience in leading early stage projects from the exploration stage through permitting and construction will be invaluable as we move our Peak Gold project forward. We feel that working with Rick will enable us to grow the Company at a pace that would not be possible without his experience, expertise, and guidance. Rick will work out of Fairbanks which is located close enough to our project to allow frequent field visits and provide real time information from the exploration process.”

Rick Van Nieuwenhuyse, the Company's newly appointed President and CEO, commented, “I am very pleased to join Contango Ore. The samples at the Peak Gold deposit with over four grams per tonne gold resources represents one of the highest grade potentially open-pitable gold deposits in the world. Unlike most gold deposits in Alaska, the Peak Gold project is located right along the Alaska Highway with grid power not far away. There is a lot of work to do to demonstrate a feasibility level reserve, but in mining grade is king and Peak has it. The project represents an excellent opportunity to develop Alaska’s next gold mine. I look forward to working with the Contango team to advance the Peak Gold deposit to a construction decision, as well as to explore the nearly 850,000 acre land package consisting primarily of private land, with neighboring state of Alaska claims. We have only just begun to explore this prolific belt of rocks.”

ABOUT PEAK GOLD

Peak Gold is a joint venture between Royal Alaska, LLC, a wholly-owned subsidiary of Royal Gold, Inc. and CORE Alaska, LLC, a wholly-owned subsidiary of CORE. Peak Gold holds a 675,000 acre lease with the Native Village of Tetlin and an additional 175,000 acres of State of Alaska mining claims, all located near Tok, Alaska, on which Peak Gold explores for minerals. CORE Alaska holds a 60% membership interest in Peak Gold and Royal Alaska holds a 40% membership interest in Peak Gold and is the manager of the joint venture.

ABOUT CORE

CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals through Peak Gold, LLC, its joint venture company with Royal Gold, Inc. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Brad Juneau, Chairman
(713) 877-1311

Rick Van Nieuwenhuyse, President and CEO
(778) 386-6227